27 January 2000

Morgan Stanley Aircraft Finance ("MSAF")
c/o Wilmington Trust Company
1100 North Market Street
Rodney Square North

Subject:  AISI Report No.: A0S001BVO Revision B
          Sight Unseen Half Life and Adjusted Base Value Appraisal Sixty-One Aircraft and one Spare Engine


In response to your request, Aircraft Information Services, Inc. (AISI) is pleased to offer Morgan Stanley Aircraft Finance ("MSAF") our opinion of the sight unseen half life and adjusted base value as of 30 November 1999 of sixty-one aircraft and one spare engine as defined and listed in Table I of this report. Revision A to this report adds aircraft serial number 24449. No other values changed. Revision B to this report adds the Market Commentary section. No values changed.

1.   Methodology and Definitions

The standard terms of reference for commercial aircraft or engine value are 'half-life base market value' and `half-life current market value' of an 'average' aircraft or engine. Base value is a theoretical value that assumes a balanced market while current market value is the value in the real market; both assume a hypothetical average aircraft or engine condition. AISI value definitions are consistent with the current definitions of the International Society of Transport Aircraft Trading (ISTAT), those of 01 January 1994. AISI is a member of that organization and employs an ISTAT Certified and Senior Certified Aircraft Appraiser.

AISI defines a 'base value' as that of a transaction between equally willing and informed buyer and seller, neither under compulsion to buy or sell, for a single unit cash transaction with no hidden value or liability, and with supply and demand of the sale item roughly in balance. Base values are typically given for aircraft or engines in 'new' condition, 'average half-life' condition, or in a specifically described condition unique to a single aircraft or engine at a specific time. An 'average' aircraft or engine is an operable airworthy aircraft or engine in average physical condition and with average accumulated flight hours and cycles, with clear title and, for aircraft, a standard unrestricted certificate of airworthiness and registered in an authority which does not represent a penalty to aircraft value or liquidity; with no damage


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history and with inventory configuration and level of modification which is normal for the title and, for aircraft, a standard unrestricted certificate of airworthiness and registered in an authority which does not represent a penalty to aircraft value or liquidity; with no damage history and with inventory configuration and level of modification which is normal for the aircraft or engine's intended use and age. AISI assumes average condition unless otherwise specified in this report. 'Half-life' condition assumes that every component or maintenance service which has a prescribed interval that determines its service life, overhaul interval or interval between maintenance services, is at a condition which is one-half of the total interval. AISI defines engine 'zero time since overhaul' condition to be that of an engine fresh from an engine heavy maintenance shop visit which overhauled all engine modules or all engine compressor and combustor/turbine stages as appropriate, with all life-limited components at half-life. It should be noted that AISI and ISTAT value definitions apply to a transaction involving a single aircraft or engine, and that transactions involving more than one aircraft or engine are often executed at considerable and highly variable discounts to a single aircraft or engine price, for a variety of reasons relating to an individual buyer or seller.

AISI defines a 'current market value', which is synonymous with the older term `fair market value' as that value which reflects the real market conditions, whether at, above or below the base value conditions. Assumption of a single unit sale and definitions of aircraft or engine condition, buyer/seller qualifications and type of transaction remain unchanged from that of base value. Current market value takes into consideration the status of the economy in which the aircraft or engine is used, the status of supply and demand for the particular aircraft or engine type, the value of recent transactions and the opinions of informed buyers and sellers. Current market value assumes that there is no short term time constraint to buy or sell.

AISI encourages the use of base values to consider historical trends, to establish a consistent baseline for long term value comparisons and future value considerations, or to consider how actual market values vary from theoretical base values. Base values are less volatile than current market values and tend to diminish regularly with time. Base values are normally inappropriate to determine near term values. AISI encourages the use of current market values to consider the probable near term value of an aircraft or engine.

AISI determines an 'adjusted market value' by determining the value of known deviations from half-life condition, which may be better or worse than half-life condition, and to account for better or worse than average physical condition, and the inclusion of additional equipment, or absence of standard equipment.

No physical inspection of the Aircraft or Engine or their essential records was made by AISI for the purposes of this report, nor has any attempt been made to verify information provided to us, which is assumed to be correct and applicable to the Aircraft.

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Given the relatively thin used engine market and the relatively broad range of values for transactions for an engine type, the meaning of 'base value' for used engines is open to broad interpretation. Normally base value is derived from historical normalized current market values with manufacturer's list price as a start point, while current market value is deduced directly from recent transactions. For used engines there are seldom sufficient historical transactions to permit the same derivation of engine base values as is possible for aircraft base values. In our opinion the used engine market is currently a relatively hard market, and base value will be close to current market values for most engine types. AISI's definitions of engines are as follows:

Bare Engine
AISI defines a bare engine as an engine without accessories, but complete with all engine related air, hydraulic and electrical lines which are not directly part of accessories.

Engine Accessories
AISI defines a basic QEC (quick engine change set of equipment) as being composed of two subsets of equipment according to original sources of procurement.

o EBU (engine build up) items which include all accessories, connecting lines, engine mounts, tubes and ducting. When procured from sources other than the airframe manufacturers, these items are referred to as baseline QEC items.

o BFE (buyer furnished equipment) items which include the starter, valves, IDG and hydraulic pump.

Note the above subset definitions are valid for new engines and QEC kits; once the engine and QEC are used, the distinctions between EBU and BFE becomes irrelevant and are referred to collectively as basic QEC.

Engine with QEC
The engine with basic QEC is often referred to as the "demountable engine" by manufacturers and as a "high neutral QEC" by airlines. The engine plus basic QEC does not include engine inlet cowl, centerbody, nozzle, or plug. There will be some variation in basic QEC inventory from engine type to type, and from position to position.

AISI defines an engine with full QEC as a basic QEC engine plus inlet cowl, centerbody, nozzle, and plug. Manufacturers often refer to this configuration as a "fully demountable engine". There will be some variation in full QEC inventory from engine type to type, and from position to position. None of the above descriptions include the thrust reverser, which is valued separately.

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2.    Valuation

Our opinion of the adjusted base market value of the Aircraft is derived from information and specifications supplied to AISI by Morgan Stanley. Adjustments are calculated in accordance with standard AISI methods. Adjustments are calculated only where there is sufficient information to do so, or where reasonable assumptions can be made.

With regard to airframe maintenance, if no time between check/overhaul (TBO) or time since check/overhaul (TSO) information was provided, and if the total hours/cycles of the airframe do not exceed the TBO limits then the total hours/cycles of the airframe were assumed to be the TSO. This is typical of newer aircraft. If no information was provided and if the TSO could not be calculated, then half life was assumed.

With regard to the engines, due to the amount of information provided, all engines are considered to be in half life condition.

All hours and cycle information provided for airframe, C Check, D Check, gear and engines have been projected from the dates of the Aircraft Specification sheet supplied to 30 November 1999 based on a daily utilization factor calculated for each aircraft.

It is our considered opinion that the half life and adjusted base values of the Aircraft as of 30 November 1999 are as follows in Table I subject to the assumptions, definitions, and disclaimers herein.

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      Table I - Half life and Adjusted Base Values as of 30 November 1999

------------------------------------------------------------------------------------------------------------------
                                                                                   Half Life         Adjusted
                                                                                  Base Value        Base Value
                                                                                  30 Nov 1999      30 Nov 1999
   No         Type        MSN        DOM           Engine            MTOW         US Dollars        US Dollars
------------------------------------------------------------------------------------------------------------------
        1 A300-600R          555      Mar-90       PW4158           375,900          $50,550,000      $50,860,000
        2 A300-600R          625      Mar-92       PW4158           375,890          $56,850,000      $56,000,000
        3 A310-300           409      Nov-85     JT9D-7R4E1         330,690          $22,030,000      $21,300,000
        4 A310-300           410      Nov-85     JT9D-7R4E1         337,304          $22,370,000      $21,820,000
        5 A310-322           437      Feb-87     JT9D-7R4E1         337,304          $27,260,000      $27,820,000
        6 A320-200           279      Feb-92      CFM56-5A3         169,756          $28,980,000      $28,640,000
        7 A320-200           393      Feb-93      V2500-A1          166,447          $28,900,000      $29,090,000
        8 A320-200           414      Mar-93      V2500-A1          166,447          $28,900,000      $29,130,000
        9 A320-200           397      May-93      CFM56-5A3         169,754          $30,350,000      $30,400,000
       10 A320-200           446      Oct-93      CFM56-5A3         169,754          $30,350,000      $30,030,000
       11 A320-200           428      May-94      V2500-A1          169,754          $30,910,000      $30,790,000
       12 A321-100           597      May-96      V2530-A5          182,982          $42,220,000      $41,930,000
       13 A321-131           557      Dec-95      V2530-A5          183,390          $39,500,000      $39,160,000
       14 A330-300            54      Apr-94     CF6-80E1A2         473,989          $82,480,000      $82,310,000
       15 A340-300            94      Mar-95     CFM56-5C3G         566,582         $105,920,000     $105,920,000
       16 B737-300         25161      Feb-92      CFM56-3B2         138,500          $24,470,000      $25,010,000
       17 B737-300         26295      Dec-93      CFM56-3C1         135,000          $25,840,000      $25,560,000
       18 B737-300         26309      Dec-94      CFM56-3B1         135,000          $26,560,000      $26,050,000
       19 B737-300QC       23788      May-87      CFM56-3C1         139,500          $21,980,000      $21,780,000
       20 B737-353F        23811      Sep-87      CFM56-3B2         138,500          $21,530,000      $21,560,000
       21 B737-3K2         27635      May-95      CFM56-3C1         138,500          $29,180,000      $28,540,000
       22 B737-3Q8         23255      Jun-85      CFM56-3B1         135,000          $17,980,000      $17,440,000
       23 B737-3Q8         23256      Jul-85      CFM56-3B1         135,000          $17,980,000      $18,040,000
       24 B737-3Q8         24299      Nov-88      CFM56-3B2         137,000          $20,690,000      $20,570,000
       25 B737-3Q8         24449      Apr-90      CFM56-3B2         138,500          $22,510,000      $22,930,000
       26 B737-400         25105      Jul-93      CFM56-3C1         143,500          $27,850,000      $27,240,000
       27 B737-400         26308      Nov-94      CFM56-3C1         130,000          $28,560,000      $28,600,000
       28 B737-4Q8         24234      Oct-88      CFM56-3B2         143,500          $22,400,000      $22,780,000
       29 B737-4Q8         24707      Jun-91      CFM56-3C1         138,500          $25,310,000      $25,310,000
       30 B737-4Q8         25371      Jan-92      CFM56-3C1         150,000          $27,010,000      $26,430,000
       31 B737-4Q8         26279      Feb-92      CFM56-3C1         150,000          $27,010,000      $26,350,000
       32 B737-4Q8         25104      May-93      CFM56-3C1         143,500          $27,850,000      $27,350,000
       33 B737-4Q8         26291      Aug-93      CFM56-3C1         150,000          $28,140,000      $27,690,000
       34 B737-500         25165      Apr-93      CFM56-3B1         121,254          $20,410,000      $19,980,000
       35 B737-500         26304      Sep-94      CFM56-3C1         116,500          $22,450,000      $22,360,000
       36 B747-300         24106      Apr-88     CF6-80C2B1         833,000          $49,000,000      $48,480,000
       37 B747-4Q8         24955      Sep-91     RB211-524H2        870,000         $106,160,000     $105,760,000
       38 B757-200ER       23767      Apr-87     RB211-535E4        240,000          $32,900,000      $32,830,000
       39 B757-200ER       24260      Dec-88     RB211-535E4        250,000          $35,030,000      $35,580,000
       40 B757-200ER       24367      Feb-89     RB211-535E4        250,000          $36,600,000      $36,050,000
       41 B757-200ER       26266      Jan-93     RB211-535E4        250,000          $44,140,000      $44,580,000

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
       42 B757-200ER       28160      Jul-96       PW2037           235,000          $49,260,000      $49,160,000
       43 B757-200ER       26272      Mar-94       PW2037           230,000          $44,850,000      $44,160,000
       44 B757-2Q8ER       25044      May-91       PW2040           250,000          $40,120,000      $40,720,000
       45 B757-2Q8ER       24965      Mar-92       PW2040           255,500          $42,330,000      $42,970,000
       46 B767-200ER       23807      Aug-87      CF6-80A2          345,000          $35,000,000      $35,160,000
       47 B767-300ER       24798      Oct-90     CF6-80C2B6F        380,000          $56,670,000      $56,670,000
       48 B767-300ER       24875      Jun-91     CF6-80C2B6         408,000          $61,600,000      $60,730,000
       49 B767-300ER       26256      Apr-93     CF6-80C2B6F        407,000          $68,060,000      $67,990,000
       50 B767-300ER       26260      Sep-94     CF6-80C2B6F        380,000          $69,330,000      $68,760,000
       51 B767-38EER       25132      Feb-92     CF6-80C2B6F        407,000          $64,890,000      $65,170,000
       52 Fokker 50        20232      Oct-91       PW125B           45,900            $6,080,000       $6,080,000
       53 Fokker 50        20233      Oct-91       PW125B           45,900            $6,080,000       $6,010,000
       54 Fokker 70        11564      Dec-95    TAY MK620-15        80,997           $13,430,000      $13,410,000
       55 Fokker 70        11565      Feb-96    TAY MK620-15        80,997           $14,930,000      $14,910,000
       56 Fokker 70        11569      Mar-96    TAY MK620-15        80,997           $14,930,000      $14,910,000
       57 MD-82            49825      Mar-89      JT8D-219          149,500          $20,350,000      $20,750,000
       58 MD-83            49657      Feb-88      JT8D-219          160,000          $20,680,000      $20,780,000
       59 MD-83            49822      Dec-88      JT8D-219          160,000          $20,680,000      $20,080,000
       60 MD-83            49824      Mar-89      JT8D-219          160,000          $21,550,000      $21,660,000
       61 MD-83            53050      May-90      JT8D-219          149,500          $22,010,000      $21,360,000
       62 Spare Engine    704279      Jan-95     CF6-80C2B6F       Basic QEC          $5,710,000       $5,710,000

TOTALS                                                                            $2,115,650,000   $2,107,200,000


3.   Market Commentary

General Market Commentary
The January 2000 global economy continues to exhibit remarkable ability to shake off bad news. Civil war in Russia, armed conflict in Indonesia, stalemates in Iraq and Serbia, major changes in the governments of Chile and Ecuador, a 50 % increase in the price of crude oil, already a 1/4 percent increase in the US Federal Reserve discount rate this year and the near certainty of more rate increases, and a growing trade dispute between the US and EU, yet the major economies save Japan continue to roll along setting a new record in the US for an expansion cycle. In other times such bad news would have provoked at least a recession long ago.

Japan's economy continues to show almost insignificant growth, as does that of Korea, Malaysia and the Philippines, leaving Indonesia and Hong Kong still in recession. China remains in positive growth, but there are signs of weakening.

Latin American economies are contracting in general except for a stronger Mexico, with Ecuador and Venezuela of particular concern.

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In Europe, the economies of Germany, Denmark, Italy and Britain show weak growth but they appear to have staved off a recession; the new Euro monetary unit continues to stagger along at near parity to the US dollar.

The United States economy continues to be robust enough to prompt the Federal Reserve to have already increased the discount rate by 1/4 percent in 2000 and to threaten additional increases this year . As before the economy absorbed the increase and threat with scarcely a pause and continues on, supported by strengths that appear to have no rational explanation.

Worldwide international air traffic growth is still positive but growth rate is declining, as is U.S. domestic and international growth rate; European domestic and international traffic remains strong, and Asian traffic is rebounding strongly, although yields remain down.

Jet fuel prices continue to rise, increasing approximately 50% in the last year, and have severely eroded the airlines profits. US airlines are beginning to pass on the fuel cost to passengers with surcharges.

Manufacturers production rates of widebody aircraft have declined, due primarily to the Asian crisis. Good used widebody equipment availability mounts and orders are being deferred; narrowbody aircraft production rates remain high but there are the first signs of reductions; Production rates are still too high, in our opinion, to avoid the same overcapacity condition in narrowbodies that now exists in widebodies.

There are slight indications that the market share war between Airbus and Boeing is abating; Airbus has won its place in the market and Boeing realizes it must accept the fact, like it or not. While Boeing still outproduces Airbus about two to one, at the end of 1999 for the first time Airbus had more orders and a larger backlog than Boeing. Particularly in the narrowbody market, the Airbus A320 family has proven more than a match for the twice rejuvenated B737 family. Airbus now has turned its attention to the widebody market, where it has yet to field an aircraft truly competitive to the dominant Boeing widebodies. The new A340-500/600 and A3XX are intended to correct that deficiency.

The clearest indication we see that the market share war is slightly abating is a slight increase in new aircraft purchase prices (current market values) mirrored by an increase in Boeing commercial aircraft profit margins (Airbus' margins are obscured). The manufacturing giants haven't completely abandoned their war, but they appear to be picking their battles more carefully.

As we said six months ago, when traffic growth slumps, capacity increases as airlines take delivery of new narrowbodies, load factors fall and airline profits are further eroded by rising fuel prices, it does not take a genius to recognize that we are probably at the end of a positive

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cycle for commercial aviation and aircraft values. The real questions are: how severe will the downturn be and how long will the negative cycle last. For aircraft values, the questions are: which categories will suffer the most, which will rebound and which will represent buying opportunities.

We continue to believe that the downturn will be moderate and gradual and will not be as severe as the last negative cycle from 4Q1989-1991, but will last as long. This assumes that fuel prices stabilize; if they do not, the down turn will be much more severe.

What is our reasoning? The last industry downturn was due to a demand-pull overcapacity with the buying policies of airlines and lessor companies out of control. This downturn is being provoked by a supply-push overcapacity caused by overproduction in a manufacturers battle for market share, with cautious airlines in better control of their capacity. The airlines still remember lessons learned in the last downturn. However it will still take some time for traffic to grow sufficiently to absorb the overcapacity. The sooner both manufacturers reduce narrowbody production rates to levels that can be absorbed by the market, the better for the entire industry.

The two factors to watch remain fuel prices and production rates. If fuel prices continue to rise the older less fuel efficient aircraft values will probably be permanently depressed and the overall market recovery will be delayed. If the price of fuel rises far enough it may have the unexpected effect of resurrecting the domestic widebody market as airlines seek refuge in the more seat mile efficient larger aircraft.

A300-600R
The A300-600R is a twin engine, widebody, stage 3, two man crew aircraft typically seating 267 passengers in a mixed class configuration. Typical range with full passengers is 4,100 nautical miles, giving the aircraft sufficient range for transcontinental operation and limited international operation. The aircraft does not have sufficient range to warrant extended twin engine overwater (ETOP) operation.

The A300-600R passenger aircraft comprises a relatively small fleet of 159 aircraft, operated by 19 airlines, with fairly even geographic distribution, although American Airlines is the sole US operator. 58 aircraft are operated on a finance or operating lease basis. Fedex operates 36 A300-600 freighter aircraft and United Parcel Service has ordered 30. It is entirely possible that there will eventually be more freighter aircraft than passenger, and as A300-600R passenger aircraft values fall it will hasten the day of freighter conversions. The A300-600R was first delivered in 1987, and the passenger model ceased production by early 2000 and has been supplanted by a smaller version of the A330, the A330-200, which provides more range and flexibility.

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The major competitors to the A300-600R would be the older A300B2/B4 aircraft, the small fleet of immediate predecessor A300-600's and the Boeing 767 family. The A300-600R enjoys considerable product improvement, flexibility and range over the earlier A300's, but does not possess the range and flexibility of the B767-200ER and the B767-300ER. The A300-600R does enjoy the advantages of a wider fuselage and more belly capacity than the B767's.

There has not yet been any significant activity in used A300-600R's, but the limited fleet, few operators and limited range make the aircraft vulnerable in competition to the B767-200/300ER. We would expect the A300-600R to follow a pattern similar to that of the A300B2/B4 aircraft, with significant reductions in value once the aircraft leave their initial operator's fleets. In the meantime, current market value opinions must necessarily be based on limited analysis and values should be considered subject to more than normal variation in the market.

A310-300
The A310-300 aircraft is a twin engined low wing light metal alloy construction twin aisle widebody aircraft with medium to long range. The aircraft is offered with both the GE CF6-80C and the PW 4000 series engines. Typical capacity and performance characteristics are 220 passengers in a dual class configuration with a range of 4300 to 5200 nm depending upon takeoff gross weight options, making the aircraft best suited for intermediate range international markets. It has found limited use in other markets due primarily to its relative inflexibility and high seat mile costs, and has been forced out of its primary markets by demand for more advanced, larger, longer range ETOP twin engined aircraft like the A330-200 and B767-300/400ER. Secondary use of the A310-300 as freighter aircraft has been constrained to date by its still high market values, but as market values routinely decline, the type is approaching the point where it may be considered as a freighter conversion replacement for the older B707F and DC8F aircraft. The aircraft converted to freighter, in our opinion, is a more capable, more flexible and better balanced aircraft for utility cargo payloads under 50 tons than other older Airbus widebody aircraft. Like the DC10-30 and MD11 aircraft, the A310-300 may realize its best and most stable use as a converted freighter aircraft.

The A310-300 is a part of the A310 family, shared with its shorter range version, the A310-200. There is considerable compatibility with the larger A300B4/600/600R family, as well. All of these Airbus aircraft families have essentially been replaced by the newer A330/340 family. The A310-300 was first delivered in 1985 and the aircraft is still offered on a build to order basis, but there are no undelivered aircraft orders except for five Iraqi ordered aircraft which are not likely to be delivered. There are 96 GE powered A310-300s operating with 19 airlines and 62 PW powered A310-300s also with 19 airlines. Geographically the aircraft is operated primarily in Europe, Asia and the Middle East with considerable use by third world and

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developing countries. There is minor representation in Latin America but no usage in North America.

A310-300 values initially benefited from the early 1990's economic recovery, but the type began to move out of initial users fleets in the mid 90's and values began to decline more rapidly than normal. The Asian crisis, therefore, did not affect this type as severely as other widebody types, as most of the value decline had already take place. We expect further declines in value to be gradual and in line with typical historic trends for widebody aircraft. However, prospects for any recovery of market value for the A310-300 are minimal.

A320-200
The A320-200 is a member of the extensive Airbus narrowbody aircraft fleet, ranging from the smallest A318 to the smaller A319, to the A320-100 and -200 and to the larger A321-100 and -200. All aircraft of this family have common cockpits and a high degree of parts commonality.

The A320-200 is a twin engine, narrowbody, stage 3, two man crew aircraft typically seating 150 passengers in mixed class configuration. Typical range with full passengers at low MTOW is approximately 2,650 nautical miles, while at high MTOW the range increases to approximately 2,900 nautical miles. Some 19 A320-100 aircraft were produced, starting in 1987, but the -100 was immediately supplanted by the -200, first delivered in 1988. The A320-200 remains in production.

The A320-200 may be powered by either the CFM56-5 series engine or the IAE V2500 series engine. The CFM powered A320-200 fleet consists of 452 active aircraft, with 186 on order, and a very strong customer base of 48 airlines with good representation in every major geographic area. The IAE powered A320-200 fleet consists of 289 active aircraft, with 193 on order, and a very strong customer base of 49 airlines with good representation in every major geographic area. A significant number of the A320-200 fleet, 415 aircraft, are operated via either a finance lease or operating lease. The major competitors to the A320-200 are the Boeing 737-300/400, Boeing 737-700/800 and MD-80/MD-90,
however production of all these aircraft except the B737-600/700/800 ceased by early 2000.

AISI analysis of the market for the A320 type indicates that current market lease rates are stable, the present strong demand has stabilized and in response to uncertain economic conditions, near term current market purchase prices are decreasing slightly. Over the longer term, the A320-200 faces significant competition from the new B737-700/800, and from still viable B737-200 and MD-80 aircraft. A320-200 values will probably decline to meet this challenge. Due to small size and limited range, we expect the future potential for freighter conversion to be confined to the domestic small package carrier market, and then only after the aircraft has approached the end of its economic useful life as a passenger aircraft.

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Until recently Airbus, in head-to-head competition with the Boeing B737 for market share, has shown a willingness to offer aircraft at drastically reduced prices with Boeing generally matching or exceeding Airbus' discounts. This willingness to discount, combined with significant increases in production rates, has produced an artificial softening of market prices of all new and newer 100 to 160 seat stage III narrowbody domestic aircraft. The older stage III narrowbody aircraft market has also shown signs of a reduction in values. While the battle for market share appears to continue, Airbus has recently let new A320 prices settle slightly above comparable new B737 prices. Production rates for both types have stabilized and slight future rate reductions have been hinted at.

A321-100
The A321 aircraft is a twin engined low wing light metal alloy construction single aisle narrowbody aircraft with short to medium range. The aircraft is offered with both the CFM56-5B and the IAE V2530 series engines, and in two models, the -100 and the -200, with the difference lying in the increased operating weights for the -200, permitting longer range. Physical dimensions and passenger capacity are the same. Typical capacity and performance characteristics are 185 passengers in a dual class configuration with a range of 2300 to 2500 nm for the -100, and 2700 nm for the -200, depending upon takeoff gross weight options, making either model of the aircraft best suited for short range domestic markets.

The A321 is a member of the large Airbus A318/319/320/321 narrowbody aircraft family, with CCQ, or cross crew qualification capability available from the smallest A318 to the larger A321 and on to the widebody A330 twin and A340 four engined aircraft families.

The -100 aircraft was first delivered in 1993, and the -200 in 1997. There are 42 CFM powered A321-100's in service with four airlines, all located in western Europe; 28 aircraft are on order. There are 40 V2530 powered A321-100's in service with 8 airlines located in Europe and Asia; 14 aircraft are on order. There are 31 CFM powered A321-200's in service with ten airlines, primarily in western Europe; 37 aircraft are on order. There are 24 V2530 powered A321-200's in service with 8 airlines, primarily in Asia; 20 aircraft are on order.

The A321 family faces competition from other close members of the A320 family, and from the slightly smaller B737-800/900 and older MD83. The A321 also competes with the larger B757 on short range routes, but it does not have the range to compete with the ETOP capable B757-200ER on longer routes.

The aircraft type is still too new to have established a trend in the used aircraft market; both -100 and -200 types have reasonable fleets and order backlogs but rather small and localized

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base of operators. We expect the aircraft to continue to appeal to operators of other A320 family models, but little appeal as a stand alone aircraft, due to range limitations.

A330-300
The A330-300 is a twin engine, widebody, stage 3, two man crew aircraft typically seating 392 passengers in single class configuration to 295 passengers in three class configuration. Typical range with full passengers is 4,800 nautical miles, giving the aircraft sufficient range for international operation. The aircraft has benefited from the in-service experience on the A340 aircraft prior to its own commencement allowing it to become the first aircraft/engine combination to have extended twin engine overwater operation
(ETOP) approval prior to entry into service. The A330 with PW engine received 180 minute ETOP approval from the JAA in July 1995 and received 180 minute ETOP approval for the Rolls-Royce powered aircraft in May 1996. The A330-300 has the same wing, fuselage and cockpit as the four engine A340 aircraft as well as many common systems with the A320 family as well.

The A330-300 passenger aircraft comprises a fleet of 77 active aircraft, operated by 17 airlines, heavily concentrated in the Asia/Pacific region. There are currently 66 A330-300 aircraft on order. Approximately one third of the active aircraft, 26 aircraft, are operated on a finance or operating lease basis.

The A330-300 was first delivered in 1993. It is expected that the A330-300 will supplant the A300-600 due to its greater range and flexibility. The major direct competitor to the A330-300 is the B777. There have been few used A330-300 transactions; AISI believes that the A330-300 used aircraft values will hold up better than the A300-600.

A340-300
The A340 aircraft is a four engined low wing light metal alloy construction twin aisle widebody aircraft with long range. The aircraft is offered only with variants of the CFM56-5C engine, and in two models, the -200 and the -300, with the difference lying in the increased fuselage length, cabin and operating weights for the -300, permitting higher capacities at somewhat shorter ranges. Typical capacity and performance characteristics for the -200 are 265 passengers in a three class configuration with a range of 7200 nm, and 300 passengers in a three class configuration with a range of 6500 nm for the -300, making either model of the aircraft best suited for long range international markets.

The A340 is a member of the large Airbus A330/340 widebody aircraft family, with CCQ, or cross crew qualification capability available throughout the family and on to the large A318/319/320/321 narrowbody family.

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The A340-200 was first delivered in 1992, and has a fleet of 27 aircraft in service with 6 airlines, primarily in western Europe. None are on order and the type has essentially been replaced by the larger -300 and the newer -500 and -600. The A340-300 was first delivered in 1992 and has a fleet of 130 aircraft in service with 21 airlines with good geographic representation except in the United States; 43 aircraft are on order.

The A340-200 was essentially unsuccessful in competition with its larger variant, the -300, or with the ETOP twin widebody B767-300ER, its longer range notwithstanding. The A340-300 faces significant competition not only from the slightly larger and improved A340-500 and still larger A340-600, both due to be delivered in 2002, but also from the B777-200ER (IGW). Few A340-200/300's have yet appeared on the used aircraft market, but we expect these earlier A340 models to suffer considerable loss of market value as the newer, more capable models arrive.

B737-300
The B737-300 is a twin engine, narrowbody, stage 3, two man crew aircraft typically seating 128 passengers in mixed class configuration. Typical range with full passengers at low MTOW is approximately 1,600 nautical miles, while at high MTOW the range increases to approximately 2,600 nautical miles, sufficient for short range domestic operations.

The B737-300 has a large fleet of 1,096 active aircraft and a very strong customer base of 98 airlines with good representation in every major geographic area. A significant number of the B737-300 fleet, 677 aircraft, are operated via either a finance lease or operating lease.

The major competitors to the B737-300 are the MD-80/MD-90 and the Airbus A320 even though these aircraft types are larger then the B737-300. The B737-300 also must compete with its larger variant the B737-400 and in some markets with the older B737-200A. It now also competes with the new B737-700 family.

Boeing terminated B737-300 production by late 1999, approximately the same time that MD-80/MD-90 production ceased. The aircraft was first delivered in 1986, and AISI analysis of the market for the B737-300 indicates that the present strong demand has stabilized and in response to uncertain economic conditions, near term current market purchase prices and current market lease rates are decreasing slightly. Over the longer term, the B737-300 faces significant competition from more advanced aircraft such as the B737-700 and A320 on the high end, and from still viable B737-200 and MD-80 aircraft on the low end. B737-300 values will probably decline to meet this challenge. Due to small size and limited range, we expect the future potential for freighter conversion to be confined to the domestic small package carrier market, and then only after the aircraft has approached the end of its economic useful life as a passenger aircraft.

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Until recently in head-to-head competition with the Boeing B737 for market share, Airbus has shown a willingness to offer aircraft at drastically reduced prices with Boeing generally matching or exceeding Airbus' discounts. This willingness to discount, combined with significant increases in production rates, has produced an artificial softening of market prices of all new and newer 100 to 160 seat stage III narrowbody domestic aircraft. The older stage III narrowbody aircraft market has also shown signs of a reduction in values. While the battle for market share appears to continue, Airbus has recently let new A320 family prices settle slightly above comparable new B737 prices. Production rates for both types have stabilized and slight future rate reductions have been hinted at.

B737-300F/QC
The B737-300QC aircraft values in general follows the B737-300 passenger aircraft market values, but the QC is a niche market aircraft, preferred only by those operators who either have unstable cargo and passenger markets or who need the flexibility to reconfigure their capacity rapidly and who are willing to accept a weight and operation cost penalty compared to the B737-300 passenger aircraft. There are only 39 B737-300QC aircraft, operating with 6 operators worldwide. No -300 QC aircraft are on order. Recently B737-300QC values have declined, following B737-300 passenger aircraft values.

B737-400
The B737-400 is a twin engine, narrowbody, stage 3, two man crew aircraft typically seating 146 passengers in mixed class configuration. Typical range with full passengers at low MTOW is approximately 2,160 nautical miles, while at high MTOW the range increases to approximately 2,500 nautical miles, sufficient for short range domestic operations.

The B737-400 has a reasonably large fleet of 479 aircraft, a very strong 49 operator base with good representation in every major geographic area and is second only to the B737-300 in market position strength. Over 300 of the B737-400 fleet are operated via either a finance lease or operating lease.

The major competitors to the B737-400 are the Airbus A319/320/321 even though the A320/321 are considerably larger then the B737-400. The B737-400 also must compete with its smaller variant the B737-300, and with the new B737-700/800/900. The MD80/MD90 aircraft also compete, but the MD80 represents older technology and both MD80 and MD90 production ceased by early year 2000 under the Boeing - McDonnell Douglas merger.

B737-400 production ceased by the end of 1999. The aircraft was first delivered in 1988. AISI analysis of the market for the B737-400 indicates that the present strong demand has stabilized

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and will continue at least until the next US and EC major economic downturn, and that near term current market purchase prices and lease rates are remaining fixed. Over the longer term, the B737-400 faces significant competition from more advanced aircraft such as the B737-700 and A320 families on the high end, and from still viable MD-80 and B737-300 aircraft on the low end. B737-400 values will probably decline to meet this challenge. The B737-400 backlog is now below 10 aircraft; in comparison B737-700/800 orders now exceed 700. With slightly larger size than the B737-300, but limited range, we expect the future potential for freighter conversion to be confined to the domestic small package carrier market, and then only after the aircraft has approached the end of its economic useful life as a passenger aircraft.

B737-500
The B737-500 is a twin engine, narrowbody, stage 3, two man crew domestic aircraft, the smallest of the B737-300/400/500 family, typically seating 108 passengers, dual class. With the same fuel capacity as the large B737-300 and -400 but lighter empty weight, the B737-500 full passenger range is considerably greater; approximately 1,800 nautical miles at low MTOW's up to 3,000 nautical miles at higher MTOW's.

The B737-500 has a fleet of 383 active aircraft and a very strong customer base of 41 airlines with good representation in every major geographic area, however with heavy concentration in North America and Europe. A significant number of the B737-500 fleet, 208 aircraft, are operated via either a finance lease or operating lease.

The B737-500 was first delivered in 1989, and Boeing terminated B737-500 production by the end of 1999. The recent demand for a considerable number of B737-500 aircraft for interim capacity has resulted in an increase in current market value which AISI expects to be short term.

The B737-500 aircraft faces competition at the bottom of the market from older relatively inexpensive hushkitted B737-200 Advanced aircraft and DC-9 aircraft and from the smaller MD-87. The A319 and MD-81/82/83/90 are considerably larger aircraft. The new B717 (MD-95) will also compete in the B737-500/600 market sector.

The B737-500 has limited appeal as a converted freighter, and none have yet to be converted or ordered. In all, the B737-500 values will likely remain relatively stable so long as the U.S. domestic market demand and economics remain strong, but this aircraft is more vulnerable than the larger variants to competition or to an economic downturn.

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B747 General Market
AISI's analysis of the market for the B747 in general indicates that the present very soft market and very low demand for purchase will continue for the foreseeable future; as with most large widebody passenger aircraft there is more activity in leases than in purchases. The aircraft is heavily utilized on transPacific routes and the current Asian country economic crises has considerably dampened capacity demands resulting in availability of a large number of widebody aircraft. The larger widebody aircraft values, particularly those of the B747 family, have plunged. The more flexible and less expensive long range ETOP twin widebody aircraft continue to claim shares of the long range passenger market previously dominated by the B747, as operators transfer routes to smaller long range widebodies, in an attempt to cut capacity while maintaining frequency. As the Asian markets recover we expect the smaller widebodies to increase their percentage in transPacific fleets as airlines seek to serve more of the smaller city pair market by direct flights rather than through hub cities.

Currently, the average B747-100's are at or just above salvage value and the rate of salvage of this type is increasing. The early B747-200's are also very near salvage values and are expected to drift lower, as the value of the JT9D-7A engine typically installed on the early B747-200 declines in value. The early B747-200's offer little performance advantage over the B747-100's and will eventually find a value level just above that of the B747-100, with little difference in value from year of build to year of build. Exceptional aircraft, with upgraded engines, good life remaining and high level of aging aircraft modifications terminated, will continue to command a small premium, both for B747-100 and early B747-200 aircraft.

The market for the later B747-200's has continued to decline rapidly with no end in sight, the aircraft type in general having fallen in value by over 40% from early 1995 to the present. The B747-300 market is at least as bad as the B747-200, with some early -300's having fallen 50% from 1995 values. Values of the B747-300, like the later B747-200's, have been dragged downward by the decline in values of the family of B747 just below it in value, in this case the later B747-200's. This is a rather natural phenomenon for the B747-300, since it is effectively a high gross weight extended upper deck B747-200 with few other advantages over the B747-200, and with less potential as a converted freighter.

The B747-400 had been fairly well insulated from the overall decline of the B747 values due to its position as the latest, most modern and most efficient of the B747 family of aircraft. However, even the B747-400 was not immune to the impact of the reduction of its market share by the presently favored long range twin engined and smaller four engined widebody aircraft and values have declined, although not yet to the extent, in percent of value lost, of the earlier B747 models. The B777-200IGW/300 in particular are encroaching on the B747-400's territory among the first level carriers, as will the new A340-500/600 models and the proposed larger A3XX, an aircraft with 90,000 lb. class engines, 1,000,000+ lb. MTOW, 7650 nm range and 600 - 700 passenger maximum capacities.

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We believe that a new, improved, slightly larger B747-400 variant will be introduced shortly and will continue to hold an important but reduced share of the large aircraft market, but the long term values of current models of the B747-400 will slip as competition intensifies from new ETOP twins and the newer, larger aircraft, and short term current market values are very vulnerable to the reduced demand in the Asia-Pacific market.

B747-300
The Boeing 747-300 is a four engine, widebody, stage 3, three man crew aircraft (two man crew for the B747-400). Due to the combination of high payload and long range, the only real competition for the B747 in its size range are the other B747's (B747-200 and B747-200SUD (stretched upper deck), and the newer B747-400), the B777-200/200IGW/300 and in the future the A340-500/600 and the proposed A3XX. Other long range widebody aircraft such as the MD-11, DC-10-30, A340-200/300, and B767-300ER/400 have long range, but do not approach the capacity of the B747. It must be noted however that in certain long range passenger markets there appears to be a distinct trend of preference for smaller long range wide body twin engine aircraft which can offer more frequent service without incurring excess capacity.

The B747-300B and -300 Combi at 833,000 lb. MTOW and offered with Pratt and Whitney JT9D-7R4G2, GE CF6-50E2 or Roll Royce RB211-524 engines, was built from 1983 to 1990, excepting 1989. The B747-300 is essentially a B747-200 with an extended upper deck, increasing that section's passenger capacity from approximately 30 to approximately 90 passengers, at the expense of a 9300 lb typical increase in empty weight and an approximate 500 NM decrease in maximum range, all else equal. These aircraft typically seat approximately 500 passengers in three class configuration, or 304 passengers and 7 standard cargo pallets in combi configuration, with a maximum range of approximately 5,600 nautical miles. There are 28 P&W powered B747-300B aircraft in service with 8 airlines and 10 B747-300 Combi's in service with 6 airlines. There are 22 RR powered B747-300B aircraft in service with 3 airlines, and no RR powered B747-300 Combi's. There are 5 GE powered B747-300B aircraft in service with 2 airlines and 11 B747-300Combi's in service with 5 airlines. One of the notable characteristics of the B747-300B and B747-300 Combi market is that there are no U.S. operators, and only one operator, Varig, in the Western Hemisphere.

B747-400
The Boeing 747-400 is a four engine, widebody, stage 3, two man crew aircraft (three man crew for the earlier B747-100/200/300's). Due to the combination of high payload and long range, currently the only real competition for the B747 in its size range are the other B747's (B747-200 and B747-200SUD (stretched upper deck), and B747-300, the B777-200/200IGW - and in the

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future the B777-300 model, new B747 variants, the stretched A340-500/600 and the proposed A3XX. Other long range widebody aircraft are the smaller MD-11, DC-10-30, A330-200, A340-200/300, and B767-300ER. It must be noted that there appears to be a distinct trend or preference by most carriers for long range wide body smaller than the B747, and only a few Pacific rim carriers appear really interested in aircraft larger than the B747-400. Boeing has recently proposed new variants of the B747-400, either to operate at higher gross weights for increased range or with a slight fuselage stretch and gross weight increase to provide more capacity at the same range as at present

The B747-400 occupies the top of the large long range wide body market. The aircraft has been in production since 1989 and is offered in a wide range of gross weights and range capabilities, and in cargo, combi and domestic models. Typical passenger capacity would be 400 in a three class configuration, with range from 6000 to 7200nm depending on takeoff gross weight capability. The aircraft is offered with Pratt and Whitney, General Electric or Rolls Royce engines. Approximately 400 B747-400 passenger aircraft have been delivered, of which approximately 125 are subject to a lease or lease/purchase contract. There are approximately 57 B747-400 aircraft on order. The aircraft is in service with 31 operators worldwide, although the majority of B747-400 aircraft are in service with non-US airlines.

B757-200ER
The B757-200 is a twin engine, narrowbody, stage 3, two man crew aircraft typically seating 186 passengers in mixed class configuration. Typical range with full passengers at low MTOW is approximately 2,900 nautical miles, while at high MTOW the range increases to approximately 4,000 nautical miles. A variant of the aircraft is qualified for Extended Twin Engine Overwater Operation (ETOP) giving the aircraft significant flexibility for use in both domestic and limited international markets. The aircraft was first produced in 1982, and we do not anticipate termination of production in the foreseeable future.

The B757-200 passenger aircraft has a large fleet of 754 active aircraft, with 111 on order; the aircraft is offered with the Rolls Royce RB211-535E4/E4B and the Pratt & Whitney PW 2037/2040 engines. There are 431 Rolls powered passenger aircraft serving with 46 operators with 41 aircraft on order. There are 323 Pratt powered passenger aircraft serving with 17 operators with 70 aircraft on order. The B757 package freighter fleet has become of a significant size, with 36 Pratt powered aircraft serving with two airlines but no further orders; there are 42 Rolls powered aircraft serving with four airlines with two on order. 16 new B757-300 are on order with three European/Middle East operators; one has been delivered.

The B757 fleets are represented in every major geographic area, however there are heavy concentrations in North America and Europe. A significant number of the B757-200 fleet, 376 aircraft, are operated via either a finance lease or operating lease.

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The B757-200 occupies a unique place in the family of commercial aircraft in that it does not have a direct competitor. Its closest narrowbody competitors, the MD-83 and A321 neither have the range to compete with the B757, and the MD-83 has considerably smaller passenger capacity. Airbus is considering increasing the weights of the A321 to produce a 3,000nm range A321-300, but a new larger wing would be required for the A321 to be truly competitive with the B757. The closest widebody competitors, the B767-200 and A310-200/300, are considerably larger aircraft and cost considerably more per plane mile to operate. For the foreseeable future, it appears Airbus is content to permit the B757 to remain unchallenged at the top of the larger, long range, narrowbody market. Boeing, realizing it has a significant market in which it is uncontested, has now increased the size and weights of the B757-200, creating the B757-300. This further distances the B757 family from its narrowbody competitors and places it closer to the smallest widebody competitors, over whom it enjoys considerable plane mile operating cost advantages.

AISI analysis of the market for the B757-200 indicates that demand had stabilized in late 1995 and through 1996, increased from 1997 through 1998 but has again stabilized and will continue so at least until the current uncertain economic conditions become widespread. Orders and backlog for new aircraft have declined but availability of newer B757 aircraft is tight. Base and current market purchase prices and current market lease rates for both new and used B757-200 aircraft are now declining, probably in response to continued manufacturer competition for market share, general unsettled economic conditions in southeast Asia, Russia and South America, and lower domestic traffic growth in the United States. Older B757 aircraft are becoming inexpensive enough to be considered as candidates for freighter conversion.

B767-200ER
The B767-200 is a twin engine, widebody, stage 3, two man crew aircraft typically seating 216 passengers in a dual class configuration. The aircraft is available in a wide range of take off gross weights, resulting in ranges of approximately 2,400 nautical miles for low gross weight domestic aircraft to 6,800 nautical miles for high gross weight extended twin engine overwater operation (ETOP) international aircraft. The aircraft type should probably be considered as three separate fleets; the -200 short range non ETOP domestic route aircraft, the -200EM intermediate range ETOP aircraft, and the -200ER long range ETOP international route aircraft. Choice of engines, either Pratt & Whitney JT9D-7R/PW4000 variants, or General Electric CF6-80 variants, further fragment the fleets; these fragmented fleets are relatively small. The GE powered -200 fleet numbers 63 with 7 operators; the P&W -200, 29 with 4 operators; the GE -200EM, 5 with 2 operators; the P&W -200EM, 29 with 5 operators; the GE -200ER, 60 with 14 operators; the P&W -200ER, 36 with 12 operators. The first B767-200 was delivered in 1981; the last in 1999, but the last deliveries in quantity were in 1990. Ten B767-200ER's are on order. The -200 and -200EM fleet, then, total 126, of which 33 are operated on some form of lease; the -200ER total fleet is 96 of which 49 are on some form of lease.

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The B767-200 family faces competition at the low MTOW, short range end of its family from the B757-200, the new B757-300 and the A321, in the middle ranges and weights from the A310-200 and larger B767-300, and at higher weights and longer ranges with the A310-300, the new A330-200 and the B767-300ER.

Basically the airlines have shown a preference for the larger and more flexible B767-300ER, and appear to have passed by the B767-200 variants. The new A330-200 is also developing into a significant competitor in the medium size long range twin engined widebody market. The market appeal of the B767-200 variants, however, still does surpass that of its chief rivals, the A310-200/300. US small package carriers have purchased both the A310-200 and B767-200, although the A310-200's wider fuselage should be slightly preferable for short range domestic cargo operations.

AISI's analysis of the B767-200 variants indicate that demand has declined after a long period in a neutral market; current market values of older and newer B767's have declined, the latter due to the intense competition for market share between Boeing and Airbus which has resulted in deep discounts of new aircraft prices and pressure on newer aircraft. We expect near term future values to respond directly to general economic conditions, although the versatility of the B767-200 aircraft will probably ensure it a place with low cost startup airlines needing the capacity and range, and the long range B767-200ER may find favor with Asian airlines seeking to reduce capacity until the Asian international traffic begins to recover.

B767-300ER
The B767-300ER is a twin engine, widebody, stage 3, two man crew aircraft typically seating 261 passengers in mixed class configuration. Typical range with full passengers at low MTOW is approximately 5,500 nautical miles, while at high MTOW the range increases to approximately 6,100 nautical miles. The B767-300ER, or extended range twin engine overwater operations (ETOP) models dominate the type.

The major competitors to the B767-300ER are the Airbus A300-600/600R, the A340 and the A330; particularly the new long range smaller A330-200. In the future, the new B767-400 and B777B model, although larger, will impact the B767-300ER market.

AISI analysis of the market for the B767-300ER indicates that demand has stabilized and is now vulnerable to a decline in response to the continuing Asian economic difficulties. Until recently the current market values of older B767's which had declined in the period 1992 - 1996 had steadied, while the values of newer B767 aircraft had been reasonably steady; however recently values for all years of build have again begun to decline and we expect in the near term all B767 aircraft values to respond directly to general economic conditions with

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the current Asian economic weakness having a significant effect. Over the longer term, the flexibility of this large, long range aircraft should keep demand comparatively stable.

The existence of a Boeing family of long range narrowbody and widebody aircraft with good commonality ranging from the B757-200ER to the B767-200ER/-300ER/-400, to the B777B, to the B747-400 will assist in sustaining B767-300ER value. In general, the twin engine widebody Airbus aircraft do not possess the range of their closest Boeing counterparts, however Airbus has begun to address that with the shorter body A330-200, and offers the long range four engined A340 variants to compete with Boeing aircraft smaller than the B747.

Fokker 50
The Fokker 50 is a two man crew, twin turboprop follow-up development of the F27 using a modified F27 fuselage. It is powered by Pratt & Whitney of Canada PW125B engines and six blade Dowty Rotol propellers. The cabin is pressurized, has air conditioning and can accommodate 46 to 58 passengers with a standard configuration of 50 passengers in four abreast arrangement. Range for the Fokker 50, depending on speed, engine type, and MTOW is approximately 1,100 to 1,900 nautical miles.

The Fokker 50 has a fleet of 195 active passenger aircraft and a customer base of 28 airlines.

The 1998 bankruptcy and liquidation of Fokker Aircraft was a definite negative regarding the future values of Fokker aircraft. Developed airlines unable to base fleet expansion plans or count on continuous product improvements are beginning to remove the aircraft from their fleet, marginalizing the type and forcing it into service with secondary and tertiary operators with less emphasis on long range planning. In the short term we saw a 5% - 10% reduction in base and current market values as other competitor types become available via new production or on the used market. Now a more significant acceleration of reduction in value is occurring as the aircraft enters the second phase typical of aircraft out of production with no follow on models and no original manufacturer product support. Over the longer long term we would expect Fokker values to reduce to approximately half of what they would have been if Fokker had continued to exist as a manufacturer.

In addition to the impact of the Fokker bankruptcy the general turboprop regional aircraft market has been adversely affected by the switch to small regional jets by most operators in the dominant US regional market.

We do not foresee a recover of market values for the Fokker turboprops.

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27 January 2000
AISI File No. A0S001BVO Revision B
Page 22


Fokker 70
The Fokker 70 is a twin engine, narrowbody, stage 3, two man crew, short to medium range aircraft typically seating 70 (dual class configuration) to 79 (single class configuration) passengers. Typical range with full passengers and standard MTOW is approximately 1,085 nautical miles, however with the highest MTOW option and increased fuel capacity range can increase to approximately 1,875 nautical miles. The first Fokker 70 aircraft was delivered in 1994.

The Fokker 70 has a fleet of 47 active aircraft and a customer base of 9 airlines concentrated in Europe. More than half of the active Fokker 70 fleet, 23 aircraft, are operated via either a finance lease or operating lease.

The 1998 bankruptcy and liquidation of Fokker Aircraft was a definite negative regarding the future values of Fokker aircraft. Developed airlines unable to base fleet expansion plans or count on continuous product improvements are beginning to remove the aircraft from their fleet, marginalizing the type and forcing it into service with secondary and tertiary operators with less emphasis on long range planning and less enthusiasm for jet aircraft over less expensive turboprop aircraft. In the short term we saw a 5% - 10% reduction in base and current market values as other competitor types become available via new production or on the used market. Now a more significant acceleration of reduction in value is occurring as the aircraft enters the second phase typical of aircraft out of production with no follow on models and no original manufacturer product support. Over the longer long term we would expect Fokker values to reduce to approximately half of what they would have been if Fokker had continued to exist as a manufacturer.

In addition, the older technology 70 to 100 seat regional aircraft are under pressure from new models from Bombardier (CRJ-700), Embraer (EMB-170) and Boeing (B717).

We do not foresee a recover of market values for the Fokker jets.

MD-82
The MD-82 is a member of the large DC-9/MD-80/MD-90 family of aircraft first delivered as the stage 1 noise compliant DC-9-10 series in 1965, with the last model being the MD-90, first delivered in 1993.

The MD-82 is a twin engine, narrowbody, stage 3, two man crew aircraft typically seating 135 passengers in mixed class configuration. Typical range with full passengers at 149,500 lb MTOW is approximately 2050 nautical miles, sufficient for short range domestic operations. The MD-81 typically offers the same capacity at lower weights and with shorter range, while the MD-83 offers the same capacity with higher weights and longer range.

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27 January 2000
AISI File No. A0S001BVO Revision B
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The total MD-80 fleet is 1,140 aircraft; the MD-82 has the largest fleet of 576 active aircraft, with none on order, and a strong customer base of 27 airlines with representation in every major geographic area. A significant number of the MD-82 fleet, 317 aircraft, are operated via either a finance lease or operating lease.

The major competitors to the MD-82 other than its close variants, the DC-9/MD-81/MD-83/MD-90, are the B737-200/300/400/700/800 family and the Airbus
A320/321.While all the DC-9/MD-80/MD-90 aircraft are 5 abreast seating, the competitors offer a wider fuselage and 6 abreast seating.

Boeing announced termination of the MD-80 and MD-90, and MD-80 production ceased by late 1999. AISI analysis of the market for the MD-80 family indicates that the previous strong demand has stabilized; near term current market purchase prices are decreasing in constant dollar terms and current market lease rates are also declining. Over the longer term, the MD-80 family faces significant competition from more advanced aircraft such as the B737-600/700 and A320 on the high end, and from still viable hushkitted B737-200 and DC-9 aircraft on the low end. MD-80 values are declining to meet this challenge. This process is expected to accelerate as the model phases out of production.

One potential future factor with MD-80 values is the possibility that quantities of MD-80 aircraft, on walk-away leases with American Airlines and Delta Airlines, could be placed on the market in a short time interval, as these airlines take delivery of ordered new aircraft. The MD-80 would still have significant economic useful life remaining and we would expect the MD-80 to then become the aircraft of choice for the future startup domestic passenger airlines, replacing the older B737-200 and B727 aircraft.

Another emerging factor is the intention of the EC to restrict fleet addition and phase out operation of all aircraft not manufactured as noise Chapter 3 compliant, thus eliminating all hushkitted and reengined Chapter 2 aircraft in EC countries. This would likely serve to support MD-80 values in the short term, but there is now some movement in ICAO toward a new Chapter 4 noise regulation with lower limits which the MD-80 family could not meet without modification, and the intent of the EC toward the large MD-80 fleet now in Europe is unclear.

Due to small size and limited range, we expect the future potential for MD-80 freighter conversion to be confined to the domestic small package carrier market, and then only after the aircraft has approached the end of its economic useful life as a passenger aircraft.

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27 January 2000
AISI File No. A0S001BVO Revision B
Page 24


MD-83
The MD-83 is a member of the large DC-9/MD-80/MD-90 family of aircraft first delivered as the stage 1 noise compliant DC-9-10 series in 1965, with the latest and last model being the MD-90, first delivered in 1993.

The MD-83 is a twin engine, narrowbody, stage 3, two man crew aircraft typically seating 135 passengers in mixed class configuration. Typical range with full passengers at 160,000 lb MTOW is approximately 2500 nautical miles, sufficient for short to medium range domestic operations. The MD-81 and MD-82 typically offer the same capacity at lower weights and with shorter ranges.

The total MD-80 fleet is 1,140 aircraft; the MD-83 has the second largest fleet, behind the MD-82, of 269 active aircraft, with none on order, and a strong customer base of 26 airlines with representation in every major geographic area. A significant number of the MD-83 fleet, 213 aircraft, are operated via either a finance lease or operating lease.

The major competitors to the MD-83 other than its close variants, the DC-9/MD-81/MD-82/MD-90, are the B737-200/300/400/700/800 family and the Airbus
A319/320/321.While all the DC-9/MD-80/MD-90 aircraft have a 5 abreast seating interior configuration, the competitors offer a wider fuselage and 6 abreast seating.

Boeing announced termination of the MD-80 and MD-90, and production ceased by the end of 1999. AISI analysis of the market for the MD-80 family indicates that the previous strong demand has stabilized; near term current market purchase prices are decreasing in constant dollar terms and current market lease rates are also declining. Over the longer term, the MD-80 family faces significant competition from more advanced aircraft such as the B737-600/700 and A320 on the high end, and from still viable hushkitted B737-200 and DC-9 aircraft on the low end. MD-80 values will inevitably decline to meet this challenge, and as it phases out of production.

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27 January 2000
AISI File No. A0S001BVO Revision B
Page 25


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AIRCRAFT INFORMATION SERVICES, INC.




John D. McNicol
Vice President
Appraisals and Forecasts